EXHIBIT 15











Pennsylvania Power Company
1 E. Washington Street
P. O. Box 891
New Castle, Pennsylvania 16103

Gentlemen:

We are aware that Pennsylvania Power Company has incorporated by reference in its previously filed Registration Statements No. 33-47372, No. 33-62450 and No. 33-65156, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which includes our report dated August 9, 1996, covering the unaudited interim financial statements contained therein. Pursuant to Rule 436(c) of Regulation C of the Securities Act of 1933, such report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                          Very truly yours,




                                          ARTHUR ANDERSEN LLP

Cleveland, Ohio
August 9, 1996














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